Exhibit 10.19

HILLTOP HOLDINGS INC. ANNUAL INCENTIVE PLAN

(Effective September 20, 2012)

The Hilltop Holdings Inc. Annual Incentive Plan (“Plan”) was adopted by the Board of Directors of Hilltop Holdings Inc. on August 2, 2012. The Plan is an annual incentive program designed to reward Executives whose performance during the fiscal year enabled the Company to achieve favorable business results and to assist the Company in attracting and retaining Executives. The Plan focuses the Executives’ efforts on the achievement of specific goals in support of the Company’s business strategy and provides for an opportunity to receive annual payouts based on individual and corporate performance. The Plan is intended to permit the payment of amounts that constitute “performance-based compensation” within the meaning of Section 162(m) of the Code.

Section 1:  DEFINITIONS

1.1                               Award:  means an award of incentive compensation pursuant to the Plan.

1.2                               Code:  means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

1.3                               Committee:  means the Compensation Committee of the Company’s Board of Directors, which shall, with respect to payments hereunder intended to qualify as Performance-Based Compensation, consist solely of two or more members of the Company’s Board of Directors who are not Executives of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m) of the Code.

1.4                               Company:  means Hilltop Holdings Inc.

1.5                               Executive:  means any officer of the Company (as such term is used in Section 16 of the Securities Exchange Act of 1934, as amended) and any other executive of the Company or any of its subsidiaries as determined by the Committee.

1.6                               Maximum Award:  means ten million dollars ($10,000,000) per Plan Year.

1.7                               Participant:  means an Executive who is selected by the Committee to participate in the Plan.

1.8                               Performance-Based Compensation:  means “performance-based compensation” within the meaning of Section 162(m) of the Code.

1.9                               Performance Goals:  means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to Awards hereunder. As determined by the Committee, the Performance Goals applicable to Awards hereunder may provide for a targeted level or levels of achievement using one or more of the following measures: stock price, earnings (including earnings before interest, taxes, depreciation and amortization), earnings per share (whether on pre-tax, after-tax, operations or other basis), operating earnings, total return to shareholders, ratio of debt to debt plus equity, net borrowing, credit quality or debt ratings, return on assets or operating assets, asset quality, net interest margin, loan portfolio growth, efficiency ratio, deposit portfolio growth, liquidity, market share, objective customer service measures or indices, shareholder value added, embedded value added, loss ratio, expense ratio, combined ratio, premiums, premium growth, investment income, pre- or after-tax income, net income, cash flow (before or after dividends), expense or expense levels, economic value added, cash flow per share (before or after dividends), free cash flow, gross margin, risk-based capital, revenues, revenue growth, sales growth, return on capital (including return on total capital or return on invested capital), capital expenditures, cash flow return on investment, cost, cost control, gross profit, operating profit, economic profit, profit before tax, net profit, cash generation, unit volume, sales, net asset value per share, asset quality, cost saving levels, market-spending efficiency, core non-interest income or change in working capital, in each case, with respect to the Company or any one or more of its subsidiaries, divisions, business units or business segments. The Performance Goals may be based on (i) absolute target numbers or (ii) relative results in one or more such categories compared to a prior period or to the performance of one or more other companies (including an index covering multiple companies). The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or the Company’s other filings with the Securities and Exchange Commission; provided that such adjustment does not violate Section 162(m) of the Code.

1.10                        Performance Period:  means the fiscal year beginning January 1 and ending December 31, which shall also be the Plan Year.

1.11                        Plan:  means the Hilltop Holdings Inc. Annual Incentive Plan.

1.12                        Plan Year:  means the fiscal year beginning January 1 and ending December 31.

Section 2:  ELIGIBILITY AND PARTICIPATION

The Committee shall select the Executives who are eligible to receive Awards under the Plan and who shall be Participants in the Plan during any Performance Period in which they may earn an Award.

Section 3:  TERMS OF AWARDS

3.1                               The Committee may establish with respect to each Performance Period, an annual maximum opportunity for each Participant, subject to the achievement of one or more Performance Goal(s), as applicable; provided, that notwithstanding any other provision in the Plan, the incentive award amount to be paid out to any Participant with respect to any Performance Period shall not exceed the Maximum Award. The Performance Goal(s), as applicable, shall be established by the Committee within 90 days of the commencement of the Performance Period or, if earlier, by the expiration of 25% of the applicable Performance Period.

3.2                               The Committee may not increase the amount payable under the Plan or with respect to an Award granted pursuant to the Plan and determined based on the attainment of the Performance Goal(s), as applicable, but retains the discretionary authority to reduce such amount. The Committee may establish factors to take into consideration in implementing its discretion, including, but not limited to, corporate or business unit performance against budgeted goals, objective business goals, achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance.

3.3                               Any Awards for Participants who begin participating in the Plan after the commencement of the Plan Year and who meet the eligibility requirements above will be prorated to reflect the portion of the Plan Year during which the Participant was eligible to participate in the Plan, subject to compliance with Section 162(m) to the extent an Awards is intended to qualify as Performance-Based Compensation.

Section 4:  PAYOUT DETERMINATION

Following the Performance Period, the Committee will determine the amount of individual Awards based on the achievement of the applicable previously designated Performance Goal(s), as applicable; provided that the Award amount to be paid out to any Participant with respect to any Performance Period shall not exceed the Maximum Award. Awards intended to constitute Performance- Based Compensation shall be based on the extent to which the Performance Goal(s), as applicable, have been attained (subject to Section 3.2) and shall be paid only upon certification by the Committee of the extent to which the Performance Goal(s), as applicable, and any other material terms for the applicable Plan Year have been satisfied, in accordance with Treasury Regulations Section 1.162-27(e)(5).

Section 5:  AWARD ADMINISTRATION

5.1                               Awards are paid as soon as practical after the end of the Plan Year, but in no event more than two and a half months after the end of the calendar year with respect to which an Award was earned, unless the Participant has timely submitted an election to defer receipt of the Award in accordance with a deferred compensation plan approved by the Committee or the Committee has determined to defer payment of the Award, in either case, consistent with Section 409A of the Code.

5.2                               Award payments shall be made to Participants in cash; provided that the Committee may, in its discretion, with respect to any Performance Period and with respect to one or more Participants, provide that all or any portion of Awards to such Participants shall be paid in Company common stock or awards in respect of Company common stock pursuant to an equity plan maintained by the Company to the extent permitted by the terms of such plan.

5.3                               Participation in the Plan does not guarantee the Participant the payment of an Award. All Awards under the Plan are discretionary and subject to approval by the Committee; provided that, as set forth in Section 3.2, any discretion with respect to amounts intended to constitute Performance-Based Compensation shall be exercised only in a manner which reduces the amount otherwise payable as a result of the attainment of the Performance Goal(s), as applicable.

5.4                               Except as would result in amounts intended to constitute Performance- Based Compensation ceasing to be Performance-Based Compensation and subject to the limitation on discretion set forth in Section 5.4, extraordinary occurrences may be considered by the Committee when assessing performance results, and adjustments may be made to the performance measures at the discretion of the Committee to ensure that the objectives of the Plan are served.

5.5                               Awards payable under the Plan may not be assigned, transferred or subjected to liens except as otherwise provided by law.

5.6                               Except as otherwise provided by the Committee, if a Participant’s employment terminates prior to the date of Committee approval as required in Section 4, the Participant shall not be paid any Award for the Plan Year in which employment terminates.

5.7                               Neither the adoption of the Plan, eligibility of any person to participate, nor payment of an Award to a Participant shall be construed to confer upon any person a right to be continued in the employ of the Company or any of its subsidiaries. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.

Section 6:  FUNDING; NO CREATION OF TRUST

Amounts paid under the Plan shall be paid from the general funds of the Company, and each Participant shall be no more than an unsecured general creditor of the Company and its subsidiaries with no special or prior right to any assets of the Company or its subsidiaries for payment of any obligations hereunder. Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Company or its subsidiaries and any Participant with respect to any assets of the Company or its subsidiaries.

Section 7:  GENERAL

7.1                               The Committee has the sole responsibility for interpreting and administering the Plan as necessary. The decisions of the Committee regarding the interpretation and administration of the Plan are final and binding on all parties.

7.2                               All Awards under the Plan will be subject to any clawback, recoupment or forfeiture provisions required by law and applicable to the Company or its subsidiaries as in effect from time to time.

7.3                              All Awards to be paid under the Plan shall be subject to all applicable withholding taxes, including federal and state income and employment taxes. The Participant’s employer shall withhold such taxes in accordance with applicable tax law.

7.4                               The Plan shall be interpreted and construed in a manner as to cause payments intended to constitute Performance-Based Compensation to qualify as Performance-Based Compensation. The Plan may be amended or terminated at any time for any reason by the Committee. In particular and without limitation, the Committee may at any time amend or add to the provisions of the Plan and the terms of participation in the Plan as it considers necessary or desirable to take account of or to comply with relevant law or regulation or for any other reason. Notwithstanding the foregoing, stockholder approval shall be obtained in connection with an amendment for which stockholder approval is necessary to ensure that payments hereunder may constitute Performance-Based Compensation.

7.5                               Neither the adoption of the Plan by the Company’s Board of Directors nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power of the Company’s Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise.

7.6                               If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, and the remainder of the Plan or Award shall remain in full force and effect.

7.7                               The effective date of the Plan is August 2, 2012, subject to approval by the Company’s stockholders, in accordance with Section 162(m) of the Code. No amount shall be paid to any Participant under this Plan unless such stockholder approval has been obtained.

7.8                               The laws of the State of Maryland shall control all matters relating to the Plan.